Exhibit 99.1

Ally Financial Reports Third Quarter 2015 Financial Results

•	Third quarter net income of $268 million, compared to $182 million last quarter

•	Third quarter adjusted EPS of $0.51, compared to $0.46 last quarter and $0.53 in the prior year period[1]

•	Core pre-tax income, excluding repositioning items, of $431 million for the quarter, compared to $467 million in the prior year period[1]

•	Net financing revenue, ex. OID, improved to $981 million, increasing 6 percent from last quarter, driven by NIM expansion of 9 basis points

•	Credit performance remained solid with provision increase primarily due to auto loan growth

•	Consumer auto originations of $11.1 billion for the quarter; Growth channel originations increased 46 percent year-over-year

•	Annual retail deposit growth of 15 percent to $53.5 billion, expanded customer base 16 percent year-over-year and surpassed 1 million customers

•	“Ally Bank has been named “Best Online Bank” by MONEY® magazine for the 5th straight year’ 2011 – 2015

•	Leveraging company strengths for consistent returns and long-term success

CHARLOTTE, N.C. (Oct. 29, 2015) – Ally Financial Inc. (NYSE:ALLY) today reported net income of $268 million. This compares to net income of $182 million in the prior quarter and $423 million for the third quarter of 2014, which included $130 million in income from discontinued operations. The company reported core pre-tax income of $431 million, excluding repositioning items, in the third quarter of 2015, compared to $435 million in the prior quarter and $467 million in the comparable prior year period. Adjusted earnings per diluted common share for the quarter were $0.51, compared to $0.46 in the previous quarter and $0.53 in the prior year period. Ally reported generally accepted accounting principles (GAAP) earnings of $0.47 per common share in the third quarter of 2015.

Improved net financing revenue, excluding original issue discount (OID), continued to drive strong results and totaled $981 million in the third quarter of 2015, up from $936 million a year ago. Revenue from retail auto loan growth more than offset a decline in net lease revenue. Further, Ally continued to reduce its cost of funds, resulting in a quarter-over-quarter 9 basis point increase to net interest margin (NIM), excluding OID, and ended the quarter at 2.67 percent. Credit performance during the quarter was in line with expectations with strong retail auto loan growth primarily driving $211 million of provision expense for the quarter, up from $102 million in the third quarter of 2014. Non-interest expenses declined by $68 million, or 9 percent year-over-year, resulting from continued expense reduction efforts and lower weather-related losses in the insurance operations. The adjusted efficiency ratio improved to 44 percent for the quarter, from 46 percent in the prior quarter and 49 percent in the prior year period.

1 Adjusted EPS and Core Pre-Tax Income are each non-GAAP financial measures. Refer to the Results by Segment table in this press release for details.

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Consumer auto originations remained robust at $11.1 billion for the quarter, increasing from $10.8 billion last quarter and down from $11.8 billion in the same period last year, with the company on track to exceed its originations target in the high $30 billions for 2015. Gains in the Growth2 and Chrysler channels continued to drive consumer auto originations, and excluding GM lease and subvented, originations increased 36 percent year-over-year. Separate from originations, during the quarter the company also completed a previously announced purchase of $607 million of consumer loans and leases from Mitsubishi Motors Credit of America.

“Ally’s third quarter results demonstrate the ongoing strength of the operations and continued progress on our goals to diversify the business, achieve our financial targets and build upon our leading digital platform,” said Ally Chief Executive Officer Jeffrey Brown. “Auto originations were strong at $11.1 billion for the quarter and $31.7 billion year-to-date, and we remain on track to surpass our target for the year, despite the shifts in the business. The business is well-positioned in the marketplace, increasingly more diversified and poised to provide consistent returns.”

Brown continued, “Driving greater efficiencies in our capital and funding structure also remains a priority, and our efforts include deposit growth and funding more assets at the bank. In the third quarter, Ally posted retail deposit growth of $1.8 billion quarter-over-quarter and funded 76 percent of its auto originations through Ally Bank. Addressing the remaining Series G securities continues to be a key area of focus in the near term, as well. By concentrating on these legacy capital instruments in the coming months, Ally will be positioned to have a more normalized capital structure to clear the path for more traditional opportunities to return excess capital to shareholders.”

2 Originations from non-GM/Chrysler dealers.

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“Building on our strengths in digital financial services, Ally recently crossed two key milestones – we surpassed one million retail deposit customers in September, and we sold our five millionth vehicle on our online auto remarketing platform in October. The continued growth of these platforms is a testament to our capabilities in delivering compelling products online and via mobile applications that resonate with customers.”

“As we look ahead, our opportunities lie in our inherent strengths – a strong culture of agility and innovation, a proven track-record in digital financial services, a respected customer-centric brand, and a foundation of 5.5 million customers. We have taken initial steps in deepening our customer relationships and expect to expand our customer offerings in the year ahead,” he concluded.

Results by Segment

($ millions)

				Increase/(Decrease) vs.
	3Q 15	2Q 15	3Q 14	2Q 15	3Q 14
Automotive Finance	$347	$401	$415	$(54)	$(68)
Insurance	40	15	60	25	(20)
Dealer Financial Services	$387	$416	$475	$(29)	$(88)
Mortgage	7	9	(3)	(2)	10
Corporate and Other (ex. OID)[1]	37	9	(5)	27	42
Core pre-tax income, excluding repositioning items[2]	$431	$435	$467	$(4)	$(36)
Repositioning items[3]	(2)	(154)	-	(152)	2
Core pre-tax income[2]	$428	$281	$467	$148	$(38)
OID amortization expense	11	18	47	(6)	(35)
Income tax expense	144	94	127	50	17
(Loss) / income from discontinued operations[4]	(5)	13	130	(18)	(135)
Net income	$268	$182	$423	$86	$(155)

Core ROTCE[5]	9.2%	8.2%	9.1%
Adjusted Efficiency ratio[5]	44%	46%	49%
GAAP Earnings / (Loss) Per Common Share (diluted)[6]	$0.47	$(2.22)	$0.74	$2.69	$(0.27)
Adjusted Earnings Per Common Share[6]	$0.51	$0.46	$0.53	$0.04	$(0.03)

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges and liability management actions (accelerated OID).

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3. Repositioning items for 2Q15 are primarily related to the extinguishment of high-cost legacy debt. Refer to slides 21 and 22 of the Ally Financial Inc. 3Q15 Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

4. Includes a non-recurring tax benefit in 3Q14 in connection with completed sales of discontinued operations, in addition to income associated with the former China joint venture.

5. See slide 22 in the Ally Financial Inc. 3Q15 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for definitions and details. Calculations can be found on page 22 of the 3Q15 Financial Supplement.

6. GAAP Earnings Per Common Share for 2Q15 is inclusive of a per share impact of $2.47 for the partial redemption of Series G and a Series A tender. Adjusted Earnings per Common Share is a non-GAAP financial measure. See slide 5 in the Ally Financial Inc. 3Q15 Earnings Review presentation which is available at www.ally.com/about/investor/events-presentations/ for detail.

Liquidity and Capital

Highlights

•	Maintained strong capital levels in third quarter 2015 with Basel III Common Equity Tier 1 capital ratio[3] at 9.6 percent on a fully phased-in basis.

•	Cost of funds, excluding OID, improved by 18 basis points year-over-year.

Ally's total equity was $14.6 billion at Sept. 30, 2015, up from $14.3 billion at the end of the prior quarter. Ally’s preliminary third quarter 2015 Basel III Common Equity Tier 1 capital ratio was 9.6 percent on a fully phased-in basis, and Ally’s preliminary Tier 1 capital ratio was 11.9 percent on a fully phased-in basis, both improving as a result of continued profitability and deferred tax asset (DTA) utilization.

Ally’s consolidated cash and cash equivalents decreased to $5.2 billion as of Sept. 30, 2015, from $5.9 billion at June 30, 2015, as a result of debt reduction activities in the quarter, which was partially offset by an increase in deposits. Included in this quarter’s cash balance are $2.4 billion at Ally Bank and $1.1 billion at the insurance subsidiary.

Ally continued to execute a diverse funding strategy during the third quarter of 2015. This strategy included strong growth in deposits, which represent approximately 47 percent of Ally’s funding portfolio, and completion of new term U.S. auto securitizations, which totaled approximately $1.6 billion for the quarter, as well as an additional $2.0 billion in auto loan sales in the quarter.

3 Ally's preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 10.0%. Common Equity Tier 1 is a non-GAAP financial measure. See page 16 of the 3Q15 Financial Supplement for details.

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Ally Bank

Highlights

•	Deposit customer base grew 16 percent year-over-year to more than 1 million customers, adding over 36,000 customers in the quarter.

•	‘Ally Bank has been named “Best Online Bank” by MONEY® magazine for the 5th straight year’ 2011 – 2015.

•	Retail deposits totaled $53.5 billion for the third quarter, up $5.5 billion year-to-date, and $6.8 billion or 15 percent year-over-year.

•	Approximately 69 percent of Ally's total assets were funded at Ally Bank at the end of the quarter.

•	Ranked Best in Class in back-to-back reports for customer experience in Forrester’s 2015 CX Index™ survey.

•	Introduced Apple Watch ATM and Cash Locator app for added customer convenience.

For purposes of financial reporting, operating results for Ally Bank, the company's direct banking subsidiary, are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities.

Deposits

Ally Bank continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its value proposition. Retail deposits at Ally Bank increased to $53.5 billion as of Sept. 30, 2015, compared to $51.8 billion at the end of the prior quarter. Year-over-year, retail deposits increased $6.8 billion, up 15 percent. Retail deposit growth continued to be driven largely by savings products, which represent 57 percent of the retail deposit portfolio. Brokered deposits at Ally Bank totaled approximately $10.2 billion as of Sept. 30, 2015, up slightly compared to the prior quarter. Ally Bank continued strong expansion of its customer base to approximately 1.03 million deposit customers, growing 16 percent year-over-year.

Automotive Finance

Highlights

•	Consumer auto financing originations totaled $11.1 billion for the quarter, with 76 percent of originations now funded through Ally Bank.

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•	Consumer originations were up 36 percent year-over-year, excluding GM lease and subvented originations.

•	Strong performance in the Growth channel continued as originations increased 46 percent over prior year period.

•	Strong application volume across all dealer channels, highest quarter in Ally history.

•	Closed a purchase of $607 million of consumer loans and leases from Mitsubishi Motors Credit of America.

•	Solid growth in Chrysler channel with originations up 38 percent year-over-year.

•	Automotive earning assets increased approximately 3 percent or $3.6 billion, year-over-year, despite $4.1 billion in loan sales since Sept. 30, 2014.

•	Surpassed 5 million vehicles sold on SmartAuction, an industry-leading online auction platform.

Auto Finance reported pre-tax income of $347 million for the third quarter of 2015, compared to $415 million in the corresponding prior year period. Results for the quarter were primarily driven by strong net financing revenue due to continued growth in both new and used retail loans, offsetting lower lease and commercial revenue. As a result of strong loan balance growth, provision expense increased, however credit performance remained aligned with expectations for the portfolio.

Earning assets for Auto Finance, which are comprised of consumer and commercial receivables and leases, continued to trend higher with end-of-period earning assets totaling $113.1 billion, despite $2.0 billion in auto loan sales in the quarter. Consumer earning assets totaled $80.8 billion, up 4 percent year-over-year, due to continued strong origination volume. Additionally, the company completed a purchase of $607 million of consumer loans and leases from Mitsubishi Motors Credit of America. End-of-period commercial earning assets were up slightly year-over-year at $32.3 billion for the quarter, primarily resulting from an increase in Growth and Chrysler dealer outstandings.

Consumer financing originations in the third quarter of 2015 were $11.1 billion, compared to $10.8 billion in the prior quarter and $11.8 billion in the corresponding prior year period. Origination levels remained strong, despite reduction in GM subvented and leasing originations. Origination volume was driven by year-over-year growth in the non-subvented new channel, which was up 43 percent, and in the used channel, which was up 23 percent. Growth channel originations comprised 32 percent of total originations. Originations in the quarter were comprised of $6.2 billion of new retail, $3.9 billion of used retail and $1.0 billion of leases. Excluding GM leasing and subvented originations, consumer financing originations increased 36 percent year-over-year. In addition, volume from Growth dealers increased 46 percent year-over-year.

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Insurance

Highlights

•	Pre-tax income of $40 million for the third quarter, driven by improved underwriting income.

•	Weather-related losses declined quarter-over-quarter and year-over-year.

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations of $40 million in the third quarter of 2015, compared to pre-tax income of $60 million in the prior year period. Improved underwriting income resulting from lower weather-related losses were more than offset by a decline in investment income. Total investment income was $9 million in the third quarter of 2015, down from $53 million in the prior year period, driven by a strong equity market in 2014 that did not repeat. Written premiums declined $9 million to $254 million compared to the prior quarter.

Mortgage

During the third quarter of 2015, Mortgage reported core pre-tax income of $7 million, compared to a loss of $3 million in the prior year period. Results were primarily driven by a $9 million gain on the sale of legacy loans in the held-for-sale portfolio. The held-for-investment mortgage portfolio’s net carrying value is approximately $9.7 billion as of Sept. 30, 2015, an increase of $558 million compared to the prior quarter and $2.3 billion year-over-year, as a result of bulk loan purchases comprised of primarily high-quality, jumbo residential mortgages.

Corporate and Other

Highlights

•	Ally’s adjusted efficiency ratio improved to 44 percent, compared to 49 percent a year ago.

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•	Ally Corporate Finance announced formation of a team focused on expanding into the venture-backed technology sector.

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Corporate Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported core pre-tax income (excluding core OID amortization expense and repositioning items) of $37 million, compared to a loss of $5 million in the comparable prior year period. Results were primarily affected by the continued improvement in Ally’s cost of funds. The Corporate Finance segment continued to grow and reported core pre-tax income of $16 million for the quarter.

Core OID amortization expense totaled $11 million, compared to $47 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the third quarter 2015 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full spectrum of financial products and services, including new and used vehicle inventory and consumer financing, leasing, vehicle service contracts, commercial loans and vehicle remarketing services, as well as a variety of insurance offerings, including inventory insurance, insurance consultative services for dealers and other ancillary products. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Corporate Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $156.1 billion in assets as of Sept. 30, 2015, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

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Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692

gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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